Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 10, 2005, except as to the stock split described in Note 14 which is as of August 23, 2005, relating to the consolidated financial statements of Under Armour, Inc. and Subsidiaries, which appears in Under Armour, Inc.’s Registration Statement on Form S-1/A (No. 333-127856) and filed on November 15, 2005. We also consent to the incorporation by reference of our report dated February 10, 2005 relating to the financial statement schedule, which appears in such Registration Statement on Form S-1/A.

/s/ PricewaterhouseCoopers, LLP PricewaterhouseCoopers, LLP Baltimore, Maryland December 20, 2005